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As filed with the Securities and Exchange Commission on April 4, 2003.

Registration No. 333-103773

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
Registration Statement
Under
The Securities Act of 1933

NEWELL RUBBERMAID INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-3514169 (I.R.S. Employer Identification No.)
29 East Stephenson Street Freeport, Illinois 61032 (815) 235-4171 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Dale L. Matschullat
Vice President—General Counsel
6833 Stalter Drive, Suite 101
Rockford, Illinois 61108
(815) 381-8182
(Name, Address, Including Zip Code, and
Telephone Number, Including Area Code,
of Agent for Service)

Please send copies of all communications to:

David McCarthy
Schiff Hardin & Waite
6600 Sears Tower
Chicago, Illinois 60606
(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

Pursuant to Rule 429 of the Securities Act, the prospectus included in this Registration Statement also relates to the remaining $49,233,000 aggregate principal amount of securities previously registered under the Securities Act by Registration Statement No. 333-88050 and not issued.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth all expenses in connection with the distribution of the debt securities, preferred stock, common stock and rights, warrants, stock purchase contracts and stock unit contracts being registered. All amounts shown below are estimates, except the registration fee:

Registration fee of Securities and Exchange Commission	$80,900
Accountants' fees and expenses	120,000
Legal fees and expenses	125,000
Printing	70,000
Trustee fees and expenses	4,500
Miscellaneous	9,600

TOTAL	$410,000

Item 15. Indemnification of Directors and Officers

        Section 102 of the Delaware law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. Newell's Charter contains a provision which eliminates directors' personal liability as set forth above.

        The Charter and the Bylaws of Newell provide in effect that Newell shall indemnify its directors and officers to the extent permitted by the Delaware law. Section 145 of the Delaware law provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

        Subsection (b) of Section 145 of the Delaware law empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Newell has in effect insurance policies for general officers' and directors' liability insurance covering all of Newell's officers and directors. Newell also has entered into indemnification agreements with each of its officers and directors that provide that the officers and directors will be entitled to their indemnification rights as they existed at the time they entered into the agreements, regardless of subsequent changes in Newell's indemnification policy.

        Pursuant to an Agreement and Plan of Merger by and between Newell Co., Rooster Company and Rubbermaid Incorporated dated as of October 20, 1998 (the "Merger Agreement"), Newell will, to the fullest extent not prohibited by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement, or who becomes prior to the Effective Time (as defined in the Merger Agreement), an officer, director of employee of Rubbermaid or any of its subsidiaries against any losses, expenses, claims, damages or liabilities (1) arising out of acts or omissions occurring at or prior to the Effective Time that are based on or arising out of the fact that such person is or was a director, officer or employee of Rubbermaid or any of its subsidiaries or served as a fiduciary under or with respect to any Rubbermaid employee benefit plan and (2) to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement. In addition, from and after the Effective Time, directors and officers of Rubbermaid who become directors or officers of Newell will be entitled to indemnification under the Charter and the Bylaws of Newell, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Newell.

        Additionally, for six years after the Effective Time, Newell will maintain in effect Rubbermaid's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Rubbermaid's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement; provided that Newell may substitute policies of Newell or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers. Newell will not be required to pay aggregate premiums for the insurance described in this paragraph in excess of 200% of the aggregate premiums paid by Rubbermaid in 1998, except that if the annual premiums of such insurance coverage exceed such amount, Newell will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of Newell's Board, for a cost up to but not exceeding such amount.

        For six years after the Effective Time, Newell will also maintain in effect Rubbermaid's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under any Rubbermaid benefit plan with coverages and in amounts no less favorable than those of such policy in effect on the date of the Merger Agreement.

Item 16. Exhibits

        The Exhibits filed herewith are set forth on the Index to Exhibits filed as a part of this Registration Statement on page II-7 and II-8 hereof.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing on an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockford, State of Illinois, on this 4th day of April, 2003.

NEWELL RUBBERMAID INC. (Registrant)
By:	/s/ ANDREA L. HORNE Andrea L. Horne Vice President—Corporate Development and Corporate Secretary

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Joseph Galli, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director	April 4, 2003
* J. Patrick Robinson	Vice President—Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	April 4, 2003
* William T. Alldredge	President—Corporate Development and Chief Financial Officer (Principal Financial Officer)	April 4, 2003
* Thomas E. Clarke	Director	April 4, 2003
* Scott S. Cowen	Director	April 4, 2003
* Alton F. Doody	Director	April 4, 2003
* Robert L. Katz	Director	April 4, 2003

* William D. Marohn	Director	April 4, 2003
* Elizabeth Cuthbert Millett	Director	April 4, 2003
* Cynthia A. Montgomery	Director	April 4, 2003
* Allan P. Newell	Director	April 4, 2003
* William P. Sovey	Chairman of the Board and Director	April 4, 2003
* Gordon R. Sullivan	Director	April 4, 2003
* Raymond G. Viault	Director	April 4, 2003
*By:	/s/ ANDREA L. HORNE Andrea L. Horne Attorney-In-Fact

INDEX TO EXHIBITS

EXHIBIT INDEX	EXHIBIT
1.1	Form of Underwriting Agreement with respect to Debt Securities***
1.2	Form of Underwriting Agreement with respect to Common Stock***
1.3	Form of Underwriting Agreement with respect to Preferred Stock***
1.4	Form of Underwriting Agreement with respect to Stock Purchase Contracts***
1.5	Form of Underwriting Agreement with respect to Stock Purchase Units***
1.6	Form of Underwriting Agreement with respect to Warrants***
3.1
Restated Certificate of Incorporation of Newell Rubbermaid Inc., as amended as of April 5, 2001 (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001)
3.2	By-Laws of Newell Rubbermaid Inc., as amended through January 16, 2003**
4.1
Indenture dated as of November 1, 1995 between Newell Rubbermaid Inc. and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as Trustee, relating to the Senior Debt Securities (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 3, 1996)
4.2
Form of Indenture between Newell and The Chase Manhattan Bank (now known as JPMorgan Chase Bank), as Trustee, relating to the Subordinated Debt Securities (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-3, File No. 33-64225)
4.3	Form of Specimen Common Stock Certificate of Newell Rubbermaid Inc. (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4, File No. 333-71747)
4.4
Rights Agreement, dated as of August 6, 1998, between Newell Co. and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated August 6, 1998)
4.5	Form of Specimen of Preferred Stock Certificate of Newell Rubbermaid Inc.***
4.6	Form of Certificate of Designation, Preferences and Rights of Preferred Stock of Newell Rubbermaid Inc.***
4.7	Form of Stock Purchase Contract Agreement***
4.8	Form of Stock Purchase Unit Agreement***
4.9	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Debt Securities***
4.10	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Common Stock***
4.11	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Preferred Stock***
4.12	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Stock Purchase Contracts***

4.13	Form of Warrant Agreement (including Form of Warrant Certificate) with respect to Warrants to Purchase Stock Purchase Units***
5.1	Opinion of Schiff Hardin & Waite*
12.1	Computation of Ratio of Earnings to Fixed Charges of Newell Rubbermaid Inc. (incorporated by reference to Exhibit 11 to the Company's Annual Report on Form 10-K for the year ended December 31, 2001)
23.1	Consent of Schiff Hardin & Waite (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of Ernst & Young**
24.1	Powers of attorney**
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee for Senior and Subordinated Debt Indentures**

*
Filed herewith.

**
Previously filed.

***
To be filed as an exhibit to a document filed under the Securities Exchange Act of 1934 and incorporated by reference herein.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS